UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 9, 2013

FURNITURE BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-00091	43-0337683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Brentwood, St. Louis, Missouri		63105
(Address of principal executive offices)		(zip code)

(314) 863-1100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
The information set forth below in Item 1.03 of this Current Report on Form 8-K (this “Form 8-K”) regarding the DIP Financing Agreement (as defined below) and the Asset Purchase Agreement (as defined below) is incorporated herein by reference.
Item 1.03    Bankruptcy or Receivership.
On September 9, 2013 (the “Petition Date”), Furniture Brands International, Inc. (the “Company”) and its direct and indirect domestic subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being administered under the caption “In re Furniture Brands International, Inc., et al.”, Case No. 13-12329 (the “Chapter 11 Cases”). The Debtors continue to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
In connection with the Chapter 11 Cases, the Debtors filed motions seeking Bankruptcy Court approval of debtor-in-possession financing on the terms set forth in that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, to be dated on or about September 11, 2013 (the “DIP Financing Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc., as borrowers (collectively, the “Borrowers”), OCM FB Holdings CTB, Ltd., as lender (“Oaktree”), and such other lenders from time to time party thereto and NexBank, SSB, as agent. The DIP Financing Agreement provides for senior secured superpriority debtor-in-possession financing facilities (the “DIP Financing”) in an aggregate amount of up to $140 million, consisting of (i) a $90 million term loan commitment with a single term loan advance that will be used to refinance all outstanding obligations under the Prepetition Credit Agreement (as defined below) and concurrently therewith, the Prepetition Credit Agreement will be terminated, and (ii) a $50 million revolving commitment, with $25 million of such revolving commitment available on the closing date of the DIP Financing. The DIP Financing will become available upon the satisfaction of customary conditions precedent thereto, including the entry of an order of the Bankruptcy Court approving the DIP Financing on an interim basis. The remaining portion of the revolving commitment ($25 million) shall become available upon entry of the final order of the Bankruptcy Court approving the DIP Financing.
The proceeds of the DIP Financing will be used by the Company for (i) refinancing all outstanding obligations under the Prepetition Credit Agreement, (ii) ongoing debtor-in-possession working capital purposes as approved in a budget acceptable to Oaktree (the “Budget”), (iii) the payment of fees and expenses in connection with the transactions related thereto, (iv) general corporate purposes as approved in the Budget and (v) the making of adequate protection payments.

The maturity date of the loans made under the DIP Financing is the earliest to occur of: (i) the date of the closing of the Asset Sale (as defined below), (ii) 150 days from the Petition Date and (iii) the occurrence of an event of default under the DIP Financing Agreement. The outstanding principal on the loans under the DIP Financing will bear interest at a rate of 6.5% per annum payable monthly in cash in arrears.

Pursuant to the terms of the DIP Financing Agreement, the domestic subsidiaries of the Borrowers (the “Guarantors,” and, together with the Borrowers, the “Credit Parties”) will guarantee the obligations of the Borrowers under the DIP Financing. Subject to certain exceptions, the DIP Financing will be secured by a first priority perfected priming security interest in all of the assets of each Credit Party. The security interests and liens are subject only to certain carve-outs and certain permitted liens, as set forth in the DIP Financing Agreement.

The DIP Financing is subject to certain customary covenants and events of default as set forth in the DIP Financing Agreement.
The foregoing description of the DIP Financing Agreement is qualified in its entirety by reference to the DIP Financing Agreement filed with the Bankruptcy Court.
On the Petition Date, the Company and certain of its subsidiaries (together, the “Sellers”) entered into a “stalking horse” Asset Purchase Agreement (the “Asset Purchase Agreement”) with certain affiliates of Oaktree including FB Group Holdings LLC, FB Intermediate Holdings LLC, FB BH Intermediate Holdings LLC, and certain of their subsidiaries as set forth in the Asset Purchase Agreement (collectively, the “Oaktree Purchasers”), pursuant to which the Oaktree Purchasers agreed to purchase substantially all of the assets of the Company except the Company's “Lane” business (such assets, the “Assets,” and such transaction, the “Asset Sale”).
The Sellers have sought the Bankruptcy Court's approval of the Oaktree Purchasers as the “stalking horse” bidder in an auction of the Assets under Section 363 of the Bankruptcy Code. If approved by the Bankruptcy Court as the stalking horse bidder, the Oaktree Purchasers' offer to purchase the Assets, as set forth in the Asset Purchase Agreement, would be the standard by which any other bids to purchase the Assets would be evaluated.
Pursuant to the terms of the Asset Purchase Agreement, the Oaktree Purchasers agreed, subject to the terms and conditions of the Asset Purchase Agreement, to acquire the Assets from the Sellers for $166 million, which would be satisfied in cash and with a “credit bid” (as defined within the meaning of Section 363(k) of the Bankruptcy Code) with respect to Oaktree's portion of the Company's secured indebtedness. The Asset Purchase Agreement provides for consideration to be paid by the Oaktree Purchasers in the form of assumption of specified liabilities relating to the Assets, including certain trade payables and specified employee benefits. The consummation of the Asset Sale is subject to certain customary conditions precedent as specified in the Asset Purchase Agreement. The Asset Purchase Agreement also provides for a termination fee and expense reimbursement payable to the Oaktree Purchasers upon the occurrence of certain events.
The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement filed with the Bankruptcy Court.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.03 of this Form 8-K regarding the DIP Financing is incorporated herein by reference.
Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The commencement of the Chapter 11 Cases described in Item 1.03 above constitutes an event of default under each of the following debt instruments:
(i) the Credit Agreement, dated September 25, 2012, as amended (the “Prepetition Credit Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc., the other Credit Parties named therein, the lenders party thereto, General Electric Capital Corporation, as administrative agent, and General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents, and
(ii) the Term Loan Agreement, dated September 25, 2012, as amended (the “Prepetition Term Loan Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture

Industries, Inc., the other Credit Parties named therein, the term lenders party thereto, and NexBank, SSB, as administrative agent and collateral agent.
As of September 9, 2013, there was approximately (i) $91 million in outstanding borrowings under the Prepetition Credit Agreement (including outstanding letters of credit) and (ii) $49.7 million in outstanding borrowings under the Prepetition Term Loan Agreement. As a result of the filing of the Chapter 11 Cases, all commitments under the Prepetition Credit Agreement were terminated and all loans (with accrued interest thereon) and all other amounts outstanding under the Prepetition Credit Agreement and the Prepetition Term Loan Agreement (including, without limitation, all amounts under any letters of credit) became immediately due and payable.
As a result of the filing of Chapter 11 Cases, the Company believes that the ability of the Debtors' creditors to seek remedies to enforce their rights against the Company under these and other agreements are stayed and creditor rights of enforcement against the Debtors are subject to the applicable provisions of the Bankruptcy Code.
Item 7.01    Regulation FD Disclosure.
Additional information on the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court and other general information about the Chapter 11 Cases, is available at http://dm.epiq11.com/FBN.
The information in Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.
Item 8.01    Other Events.
On September 9, 2013, the Company issued a press release announcing, among other things, the filing of the Chapter 11 Cases, the DIP Financing and the Asset Sale. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Company does not expect to be able to distribute any proceeds from the Asset Sale and the contemplated sale of the Company's “Lane” business to shareholders and therefore believes that the shares of common stock are worthless.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.     Description

99.1	Press release of Furniture Brands International, Inc. dated September 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    September 10, 2013

Furniture Brands International, Inc.
(Registrant)

By:	/s/ Meredith M. Graham
Name:	Meredith M. Graham
Title:	Chief Administrative Officer, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.     Description

99.1	Press release of Furniture Brands International, Inc. dated September 9, 2013.